   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1995.


                                                       REGISTRATION NO. 811-6127
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A


REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940       /X/

      Amendment No. 10    (check appropriate box or boxes)            /X/



               VAN KAMPEN AMERICAN CAPITAL GOVERNMENT TARGET FUND
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
                   2800 POST OAK BLVD., HOUSTON, TEXAS 77056
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (713) 993-0500

                             RONALD A. NYBERG, ESQ.
       EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                       VAN KAMPEN AMERICAN CAPITAL, INC.
                               ONE PARKVIEW PLAZA
                           OAKBROOK TERRACE, IL 60181
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             ---------------------

                                    Copy to:
                            GEORGE M. BARTLETT, ESQ.
                               O'MELVENY & MYERS
                             400 SOUTH HOPE STREET
                             LOS ANGELES, CA 90071

It is proposed that this filing will become effective:
(check appropriate box)

     /X/  immediately upon filing pursuant to paragraph (b)
     / /  on (date) pursuant to paragraph (b)
     / /  60 days after filing pursuant to paragraph (a)(i)
     / /  on (date) pursuant to paragraph (a)(i)
     / /  75 days after filing pursuant to paragraph (a)(ii)
     / /  on (date) pursuant to paragraph (a)(ii) of Rule 485.

If appropriate, check the following box:

     / / this post-effective amendment designates a new effective date for a previously filed post-effective amendment.



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

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

ITEMS 1, 2, 3 AND 5A OF PART A ARE OMITTED PURSUANT TO ITEM F.4. OF THE GENERAL INSTRUCTIONS TO FORM N-1A.

ITEM 4. GENERAL DESCRIPTION OF REGISTRANT.


     (a) (i) Van Kampen American Capital Government Target Fund, formerly known as American Capital Government Target Series (the "Fund"), is a diversified open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act"). The Fund was originally organized under the laws of the Commonwealth of Massachusetts as a Massachusetts business trust on June 14, 1990 and reorganized as a trust under the laws of Delaware on August 25, 1995.


              The Fund will liquidate December 16, 1997 and proceeds will be distributed to shareholders on a pro rata basis.

         (ii) The Fund seeks to provide shareholders the highest rate of return on their investments consistent with safety and liquidity by investing at least 80% of its assets in obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

              The Fund invests primarily in debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, including mortgage-related securities issued by instrumentalities of the U.S. Government. Under normal circumstances, at least 80% of the assets of the Fund are invested in such securities. The Fund may invest up to 20% of its assets in repurchase agreements fully collateralized by U.S. Government securities and in certain debt securities which are not U.S. Government securities but which are rated at the time of purchase within the two highest grades assigned by Moody's Investors Service ("Moody's") or Standard & Poor's Corporation ("S&P") or any non-rated debt security considered by the Adviser to be of comparable quality and in commercial paper rated at the time of purchase in the highest grade assigned by Moody's or S&P. The Fund may also purchase or sell U.S. Government securities and mortgage-related securities on a forward commitment basis. The Fund may invest in private and government mortgage-related securities, including private mortgage pass-through securities. The Fund may also invest in the interest only ("IO") or principal only ("PO") components of such debt securities described above. This includes "zero coupon" Treasury securities and stripped securities. Currently the principal U. S. Treasury security issued without coupons is the Treasury bill. The Treasury has also recently made wire transferable "zero coupon" Treasury securities available. However, in the last few years a number of banks and brokerage firms have separated ("stripped") the principal portions ("corpus") from the coupon portions of the U.S. Treasury bonds and notes and sold them separately in the form of receipts or certificates representing undivided interests in these instruments (which instruments are generally held by a bank in a custodial or trust account). Such custodial receipts or certificates are not considered by the Fund to be U.S. Government securities.

              Stripped mortgage-related securities (hereinafter referred to as "Stripped Mortgage Securities") are derivative multiclass mortgage securities. Stripped Mortgage Securities may be issued by agencies or instrumentalities of the U.S. Government, or by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose subsidiaries of the foregoing.

              Stripped Mortgage Securities are usually structured with two classes that receive different proportions of the interest and principal distributions on a pool of mortgage assets. A common type of Stripped Mortgage Securities will have one class receiving some of the interest and most of the principal from the mortgage assets, while the other class will receive most of the interest and the remainder of the principal. In the most extreme case, one class will receive all of the interest (the interest-only or "IO" class), while the other class will receive all of the principal

              (the principal-only or "PO" class). The yield to maturity on an IO class is extremely sensitive to the rate of principal payments (including prepayments) on the related underlying mortgage assets, and a rapid rate of principal payments may have a material adverse effect on the securities' yield to maturity. If the underlying mortgage assets experience greater than anticipated prepayments of principal, the Fund may fail to fully recoup their initial investments in these securities even if the security is rated AAA or Aaa. Holders of PO securities are not entitled to any periodic payments of interest prior to maturity. Accordingly, such securities usually trade at a deep discount from their face or par value and are subject to greater fluctuations of market value in response to changing interest rates than debt obligations of comparable maturities which make current distributions of interest. Current federal tax law requires that holders (such as the Fund) of such securities accrue a portion of the discount at which the security was purchased as income each year even though the holders receive no interest payment in cash on the certificate during the year. Such securities may involve greater risk than securities issued directly by the U.S. Government, its agencies or instrumentalities.

              Although the market for government-issued IO and PO securities backed by fixed-rate mortgages is increasingly liquid, certain of such securities may not be readily marketable and will be considered illiquid for purposes of the Fund's limitations on investments in illiquid securities. The Trustees of the Fund will establish guidelines and standards for determining whether a particular government-issued IO or PO backed by fixed-rate mortgages is liquid. Generally, such a security may be deemed liquid if it can be disposed of promptly in the ordinary course of business at a value reasonably close to that used in the calculation of the net asset value per share. Stripped Mortgage Securities, other than government-issued IO and PO securities backed by fixed-rate mortgages, are presently considered by the staff of the Securities and Exchange Commission ("SEC") to be illiquid securities and thus subject to the Fund's limitation on investment in illiquid securities.

              The Fund may also invest in other mortgage-backed securities. A mortgage-backed security is a general obligation of the issuer, which is additionally secured by mortgage collateral.

              The Fund may also invest in "zero coupon" Treasury securities which are U.S. Treasury bills, notes and bonds which have been stripped of their unmatured interest coupons and receipts or certificates representing interests in such stripped debt obligations and coupons.

              "Zero coupon" Treasury securities do not entitle the holder to any periodic payments of interest prior to maturity. Accordingly, such securities usually trade at a deep discount from their face or par value and will be subject to greater fluctuations of market value in response to changing interest rates than debt obligations of comparable maturities which make periodic distributions of interest. On the other hand, because there are no periodic interest payments to be reinvested prior to maturity, zero coupon securities eliminate the reinvestment risk and lock in a rate of return to maturity.

              The Fund may enter into repurchase agreements with domestic banks or broker-dealers in order to earn a return on temporarily available cash. The Fund will not invest in repurchase agreements maturing in more than seven days if any such investment, together with any other illiquid securities held by the Fund, exceeds 10% of the value of its net assets. The Fund may lend its portfolio securities to broker-dealers and other financial institutions in an amount up to 50% of the total assets, provided that such loans are callable at any time by the Fund, and are at all times secured by cash collateral that is at least equal to the market value, determined daily, of the loaned securities. During the period of the loan, the Fund receives the income on both the loaned securities and the collateral and thereby increases its yield after payment of lending fees. Loans of portfolio securities will only be made to borrowers considered by the Adviser to be creditworthy.

              For the purpose of investing in repurchase agreements, the Adviser may aggregate the cash that substantially all of the funds advised or subadvised by the Adviser would otherwise invest separately into a joint account. The cash in the joint account is then invested and the funds that contributed to the joint account share pro rata in the net revenue generated. The Adviser believes that the joint account produces greater efficiencies and economies of scale that may contribute to reduced transaction costs, higher returns, higher quality investments and greater diversity of investments for the Fund than would be available to the Fund investing separately. The manner in which the joint account is managed is subject to conditions set forth in the SEC order obtained by the Fund authorizing this practice, which conditions are designed to ensure the fair administration of the joint account and to protect the amounts in that account.

     (b) INAPPLICABLE

     (c) Since the value of debt securities owned by the Fund will fluctuate depending upon market factors and inversely with prevailing interest rate levels, the net asset value of shares of the Fund will fluctuate. Debt securities with longer maturities generally tend to produce higher yields and are subject to greater market fluctuation as a result of changes in interest rates than debt securities with shorter maturities.

         Both non-government and government mortgage-related securities are characterized by monthly payments to the holder, reflecting the monthly payments made by the borrowers who received the underlying mortgage loans. The payments to the security holders (such as the Fund), like the payments on the underlying loans, represent both principal and interest. Although the underlying mortgage loans are for specified periods of time, such as twenty or thirty years, the borrowers can, and typically do, pay them off sooner. Thus, the security holders frequently receive prepayments of principal, in addition to the principal which is part of the regular monthly payment. A borrower is more likely to prepay a mortgage which bears a relatively high rate of interest. In times of declining interest rates, some of the Fund's higher yielding securities might be converted to cash, and the Fund will be forced to accept lower interest rates when that cash is used to purchase additional securities. The increased likelihood of prepayment when interest rates decline also limits market price appreciation of mortgage-related securities. If the Fund buys mortgage-related securities at a premium, mortgage foreclosures or mortgage prepayments may result in a loss to the Fund of up to the amount of the premium paid since only timely payment of principal and interest is guaranteed.

         Collateralized mortgage obligations ("CMOs") are issued in a number of classes or series with different maturities. The classes or series are retired in sequence as the underlying mortgages are repaid. Prepayment may shorten the stated maturity of the obligation and can result in a loss of premium, if any has been paid. Although the securities underlying CMOs may be subject to a guarantee or third party support, the CMO, itself, is not so guaranteed. Therefore, if the collateral securing the CMO is insufficient to make payment, a holder could sustain a loss. The Fund intends to invest in privately issued CMOs and real estate mortgage investment conduits ("REMICs") only if they are rated at the time of purchase in the two highest grades by a nationally-recognized rating agency or in any non-rated CMO or REMIC considered by the Adviser to be of comparable quality.

         The Fund understands that the staff of the SEC considers certain issuers of CMOs and REMICs to be investment companies for purposes of
         Section 12(d)(1) of the 1940 Act. The Fund may not invest more than 10% of its assets in securities of issuers which are investment companies under Section 12(d)(1) of the 1940 Act.

ITEM 5. MANAGEMENT OF THE FUND.

     (a) The business of the Fund is managed under the direction of fourteen Trustees. The Adviser determines the investment of the Fund's assets, provides administrative services and manages the Fund's business and affairs.

     (b) Van Kampen American Capital Asset Management, Inc. (the "Adviser"), 2800 Post Oak Boulevard, Houston, Texas 77056 serves as investment adviser to the Fund.

         The Adviser, together with its predecessors, has been in the investment advisory business since 1926 and has served as investment adviser to the Fund since its inception. The Adviser is a wholly owned subsidiary of Van Kampen American Capital, Inc. ("Van Kampen American Capital"). Van Kampen American Capital is a diversified asset management company with more than two million retail investor accounts, extensive capabilities for managing institutional portfolios, and over $54 billion under management or supervision. Van Kampen American Capital's 35 open-end and 38 closed-end funds and more than 2,800 unit investment trusts are professionally distributed by leading financial advisers nationwide. Van Kampen American Capital is a wholly owned subsidiary of VK/AC Holding, Inc. VK/AC Holding, Inc. is controlled, through the ownership of a substantial majority of its common stock, by The Clayton & Dubilier Private Equity Fund IV Limited Partnership ("C&D L.P."), a Connecticut limited partnership. C&D L.P. is managed by Clayton, Dubilier & Rice, Inc. a New York based private investment firm. The General Partner of C&D L.P. is Clayton & Dubilier Associates IV Limited Partnership ("C&D Associates L.P."). The general partners of C&D Associates L.P. are Joseph L. Rice, III, B. Charles Ames, William A. Barbe, Alberto Cribiore, Donald J. Gogel, Leon J. Hendrix, Jr., Hubbard
         C. Howe and Andrall E. Pearson, each of whom is a principal of Clayton, Dubilier & Rice, Inc. In addition, certain officers, directors and employees of Van Kampen American Capital own, in the aggregate, not more than seven percent of the common stock of VK/AC Holding, Inc. and have the right to acquire, upon the exercise of options, approximately an additional 11% of the common stock of VK/AC Holding, Inc. Presently, and after giving effect to the exercise of such options, no officer or trustee of the Fund owns or would own five percent or more of the common stock of VK/AC Holding, Inc.


         The Fund retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. Under an investment advisory agreement between the Adviser and the Fund (the "Advisory Agreement"), the Fund pays the Adviser a monthly fee computed on average daily net assets of the Fund at the annual rate of 0.50% of the Fund's average daily net assets. Under the Advisory Agreement the Fund also reimburses the Adviser on a monthly basis for the cost of the Fund's accounting services, which include maintaining its financial books and records and calculating its daily net asset value.

         From time to time as the Adviser and/or the Distributor may deem appropriate, they may voluntarily undertake to reduce the Fund's expenses by reducing the fees payable to them to the extent of, or bearing expenses in excess of, such limitations as they may establish.

         The Adviser may utilize, at its own expense, credit analysis, research and trading support services provided by its affiliate, Van Kampen American Capital Investment Advisory Corp.


     (c) John R. Reynoldson is primarily responsible for the day-to-day management of the Fund's investment portfolio. Mr. Reynoldson is Vice President of the Fund and Senior Vice President of the Adviser. He has served as Senior Vice President of the Adviser since July, 1991. He was previously an investment vice president with the Adviser. Mr. Reynoldson has been primarily responsible for managing the Fund's investment portfolio since its inception.


     (d) INAPPLICABLE

     (e) ACCESS Investor Services, Inc. ("ACCESS"), P.O. Box 418256, Kansas City, Missouri 64141-9256, serves as shareholder service agent for the Fund. ACCESS, a wholly owned subsidiary of the Adviser's parent, provides these services at cost plus a profit.


     (f) The Fund's total expenses for its most recent fiscal year as a percentage of average net assets is 1.56%.


     (g)  (i) INAPPLICABLE

         (ii) The Adviser is authorized to place portfolio transactions with broker-dealers participating in the distribution of shares of other Van Kampen American Capital mutual funds if it reasonably believes that the quality of the execution is comparable to that available from other qualified firms.

ITEM 5A. MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE.

     Information contained in Annual Report.

ITEM 6. CAPITAL STOCK AND OTHER SECURITIES.

     (a) The Fund is authorized to issue an unlimited number of shares of beneficial interest of $0.01 par value, in one or more series as may be established from time to time in accordance with the provisions of the Fund's Declaration of Trust. Shares issued are fully paid, non-assessable and have no preemptive or conversion rights. Shareholders are entitled to one vote for each full share held and to fractional votes for fractional shares held in the election of Trustees and on other matters submitted to the vote of shareholders. All shares have equal voting rights.

         A shareholder meeting seeking shareholder approval to liquidate the Fund will be held within three months prior to the target termination date unless no such meeting is then required under the 1940 Act as confirmed by written interpretation by the staff of the SEC or an exemptive order issued by the SEC.

         Shareholders will be notified of the impending liquidation and the other investment choices available in the Van Kampen American Capital mutual funds.

         The shareholders will be asked to notify the Fund if they wish to receive payment of the liquidation proceeds in cash, or to exchange their shares for shares of any fund that the Fund has the capability to exchange into without payment of any additional sales charge.

         The Fund will liquidate its portfolio and pay a liquidating distribution in cash -- or effect exchanges, subject to obtaining any necessary shareholder approval for the liquidation.


     (b) As of December 6, 1995, Amivest Corporation, 767 5th Avenue, 50th Floor, New York, New York 10153, serving as investment adviser to a number of pension and trust funds that hold shares of the Fund and for which Amalgamated Bank of New York, P.O. Box 370, Cooper Station, New York, New York 10003-0281, serves as custodian, held 48.55% of the outstanding shares of the Fund, and, therefore, could be deemed to control the Fund.


     (c) INAPPLICABLE

     (d) INAPPLICABLE

     (e) Inquiries regarding the Fund or its shares should be made to the Fund at 2800 Post Oak Boulevard, Houston, Texas 77056.

     (f) The Fund declares annual distributions prior to the end of the year in the amount of its net investment income. A distribution of net realized capital gains, if any, is declared at the same time. Dividends and capital gains distributions are automatically applied to purchase additional shares of the Fund at the next determined net asset value unless the shareholder instructs otherwise.

         The Fund's Trustees are authorized to declare pro rata share splits at its discretion. The Trustees currently intend to declare a reverse share split immediately after the payment of each annual dividend and any other distribution.

     (g) The Fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). As such, the Fund will distribute all of its net income and capital gains to its shareholders and such distributions will be taxable as such to its shareholders; while shareholders may be proportionately liable for taxes on income and gains of the Fund, shareholders not subject to tax on their income will not be required to pay tax on amounts distributed to them; the Fund will inform its shareholders of the amount and nature of such income and gains distributed.

ITEM 7. PURCHASE OF SECURITIES BEING OFFERED.

     (a) Van Kampen American Capital Distributors, Inc. (the "Distributor"), One Parkview Plaza, Oakbrook Terrace, Illinois 60181, acts as the principal underwriter of the Fund's shares pursuant to a written agreement (the "Underwriting Agreement").

     (b) Shares of the Fund are available only to current shareholders through dividend reinvestments. Shares are offered at the next determined net asset value per share, plus a sales charge as described below. Net asset value per share is determined once daily as of the close of trading (currently 4:00 p.m., New York time) each day the New York Stock Exchange is open. Net asset value per share is determined by dividing the value of the Fund's securities, cash and other assets (including accrued interest) less all liabilities (including accrued expenses) by the total number of shares outstanding. The price paid for shares purchased is based on the next calculation of net asset value plus a sales charge after an order is received by a dealer provided such order is transmitted to the Distributor prior to its close of business on such day. Orders received by dealers after the close of the Exchange are priced based on the next close provided they are received by the Distributor prior to the close of its business day on the day of such next close. It is the responsibility of dealers to transmit orders received by them to the Distributor so they will be received prior to such time.

         U.S. Government securities and other debt securities in which the Fund invests are traded in the over-the-counter market and are valued at the last available bid price. Such valuations are based on quotations of one or more dealers that make markets in the securities as obtained from such dealers or from a pricing service. Securities with a remaining maturity of 60 days or less are valued on an amortized cost basis, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Trustees of the Fund. Such valuations and procedures are reviewed periodically by the Trustees.

     (c) Shares of the Fund are available only to current shareholders through dividend reinvestments. The Fund may make additional sales of its shares either on a continuous basis or by periodic offerings of a limited number of shares, but the Fund is not obligated to make any such future offerings.

     (d) INAPPLICABLE.

     (e) INAPPLICABLE.

     (f) The Fund has adopted a Distribution Plan (the "Plan") under which it will pay up to 0.25% per annum of its average daily net assets to the Distributor to reimburse the Distributor for service fees paid by it to service organizations ("Service Organizations"). Payments by the Fund under the Plan are to reimburse the Distributor for its payments to Service Organizations for personal service and/or maintenance of shareholder accounts for the Fund's shareholders who are also their clients. Payments are based on an annual percentage of the value of the Fund's shares held in shareholder accounts for which such Service Organizations are responsible, at the rate of 0.25% annually. The Fund is not obligated under the Plan to pay any service expense in excess of such service fee. Distribution expenses accrued by the Distributor in one fiscal year may not be paid from the service fees received from the Fund in subsequent fiscal years. Thus, if the Plan was terminated or not continued, no amounts (other than current amounts accrued but not yet paid) would be owed by the Fund to the Distributor.

ITEM 8. REDEMPTION OR REPURCHASE.

     (a) Shareholders may redeem shares at net asset value at any time without charge by submitting a written request in proper form to ACCESS at P.O. Box 418256, Kansas City, Missouri 64141-9256.

         The request for redemption must be signed by all persons in whose names the shares are registered. Signatures must conform exactly to the account registration. If the proceeds of the redemption exceed $50,000, or if the proceeds are not to be paid to the record owner at the record address, or if the record address has changed within the previous 30 days, signature(s) must be guaranteed by one of the following: a bank or trust company; a broker/dealer; a credit union; a national securities exchange, registered securities association or clearing agency; a savings and loan association; or a federal savings bank.

        Generally, a properly signed written request with any required signature guarantee is all that is required for a redemption. In some cases, however, other documents may be necessary. In the event the redemption is requested by a corporation, partnership, trust, fiduciary, executor or administrator, and the name and title of the individual(s) authorizing such redemption is not shown in the account registration, a copy of the corporate resolution or other legal documentation appointing the authorized signer and certified within the prior 60 days must accompany the redemption request. IRA redemption requests should be sent to the IRA custodian to be forwarded to ACCESS. Where Van Kampen American Capital Trust Company serves as IRA custodian, special IRA, 403(b)(7), or Keogh redemption forms must be obtained from and be forwarded to Van Kampen American Capital Trust Company, P.O. Box 944, Houston, TX 77001-0944. Contact the custodian for information.

        Although the Fund does not impose a charge for redemptions, a custodian of a retirement plan account may charge fees based on their independent fee schedules. Shareholders may also place redemption requests through an authorized investment dealer. Orders received from dealers must be at least $500 unless transmitted via the FUNDSERV network.

        In all cases, the redemption price is the net asset value per share next determined after the request for redemption is received in proper form by ACCESS. Payment for shares redeemed will be made by check mailed within seven days after acceptance by ACCESS of the request and any other necessary documents in proper order. Such payment may be postponed or the right of redemption suspended as provided by the rules of the SEC. If the shares to be redeemed have been recently purchased by check, ACCESS may delay mailing a redemption check until it confirms that the purchase check has cleared, usually a period of up to 15 days. Any taxable gain or loss will be recognized by the shareholder upon redemption of shares.

        A shareholder who has redeemed shares of the Fund may reinstate any portion or all of the net proceeds of such redemption in shares of the Fund if then offered for sale or in shares of any other fund available for purchase. Such reinstatement is made at the net asset value next determined after the order is received, which must be within 120 days after the date of the redemption.

        The Fund also permits shareholders and the dealer representative of record to redeem shares by telephone and to have redemption proceeds sent to the address of record for the account or to the bank account of record. Telephone redemptions may not be available if the shareholder cannot reach ACCESS by telephone, whether because all telephone lines are busy or for any other reason; in such case, a shareholder would have to use the Fund's regular redemption procedure.

        For redemptions authorized by telephone, amounts of $50,000 or less may be redeemed daily if the proceeds are to be paid by check and amounts of at least $1,000 up to $1 million may be redeemed daily if the proceeds are to be paid by wire. The proceeds must be payable to the shareholder(s) of record and sent to the address of record for the account or wired directly to their predesignated bank account. This privilege is not available if the address of record has been changed within 30 days prior to a telephone redemption request. The Fund reserves the right at any time to terminate, limit or otherwise modify this redemption privilege.

        Investments of $1 million or more and certain qualified 401(k) retirement plans are not subject to any sales charge at the time of purchase, but a contingent deferred sales charge of up to one percent is imposed on certain redemptions made within one year of the purchase.

     (b) INAPPLICABLE

     (c) The Fund may redeem any shareholder account with a net asset value on the date of the notice of redemption less than the minimum investment as specified by the Trustees. At least 60 days advance written notice of any such involuntary redemption is required and the shareholder is given an opportunity to purchase the required value of additional shares at the next determined net asset value without sales charge. Any applicable contingent deferred sales charge will be deducted from the proceeds of this redemption. Any involuntary redemption may only occur if the shareholder account is less than the minimum initial investment due to shareholder redemptions.

     (d) Payment for shares redeemed may be postponed or the right of redemption suspended as provided by the rules of the SEC. If shares to be redeemed have been recently purchased by check, ACCESS may delay mailing a redemption check until it confirms that the purchase check has cleared, usually a period of up to 15 days.

ITEM 9. PENDING LEGAL PROCEEDINGS.

     INAPPLICABLE

                                     PART B

         INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

ITEM 10. COVER PAGE.


     Van Kampen American Capital Government Target Fund, formerly known as American Capital Government Target Series (the "Fund"), is a diversified open-end management investment company.



     This Statement of Additional Information is not a Prospectus but contains information in addition to and more detailed than that set forth in Part A and should be read in conjunction with Part A. This Statement of Additional Information is dated December 21, 1995.


ITEM 11. TABLE OF CONTENTS.


                                                                                    PAGE
                                                                                    ----
    General Information and History...............................................    1
    Investment Objectives and Policies............................................    1
    Management of the Fund........................................................    3
    Control Persons and Principal Holders of Securities...........................    7
    Investment Advisory and Other Services........................................    8
    Brokerage Allocation and Other Practices......................................   11
    Capital Stock and Other Securities............................................   11
    Purchase, Redemption and Pricing of Securities Being Offered..................   11
    Tax Status....................................................................   12
    Underwriters..................................................................   12
    Calculation of Performance Data...............................................   12
    Financial Statements..........................................................   12


ITEM 12. GENERAL INFORMATION AND HISTORY.

     The Fund and Van Kampen American Capital Asset Management, Inc. (the "Adviser") have adopted Codes of Ethics designed to recognize the fiduciary relationship between the Fund and the Adviser and its employees. The Codes permit directors/trustees, officers and employees to buy and sell securities for their personal accounts subject to certain restrictions. Persons with access to certain sensitive information are subject to preclearance and other procedures designed to prevent conflicts of interest.

ITEM 13. INVESTMENT OBJECTIVES AND POLICIES.

     (a) See Item 4.

     (b) INVESTMENT RESTRICTIONS

         The Fund has adopted the following restrictions which may not be changed without the approval of the holders of a majority of the Fund's outstanding shares. Such majority is defined as the lesser of (i) 67% or more of the voting securities are present or represented by proxy; or (ii) more than 50% of the outstanding voting securities. The percentage limitations contained in the restrictions and policies set forth herein apply at the time of purchase of securities. These restrictions provide that the Fund shall not:

         1. Invest more than five percent of its assets in the securities of any one issuer (except the U.S. Government, its agencies and instrumentalities) or purchase more than ten percent of the outstanding voting securities of any one issuer.

         2. Borrow in excess of five percent of the market or other fair value of its total assets, or pledge its assets to an extent greater than five percent of the market or other fair value of its total assets. Any such borrowings shall be from banks and shall be undertaken only as a temporary measure for extraordinary or emergency purposes.

         3. Issue senior securities, as defined in the Investment Company Act of 1940 (the "1940 Act").

         4.  Write puts, calls or combinations thereof.

         5.  Purchase or sell any commodity or commodity contracts.

         6. Underwrite securities of other issuers, except insofar as the Fund may be deemed to be an underwriter for purposes of the Securities Act of 1933 in the resale of any unregistered securities owned by the Fund; provided, however, the Fund shall not purchase any unregistered securities if immediately after and as a result of such purchase such securities, together with any other illiquid securities held by the Fund, would constitute more than ten percent of the Fund's total assets. Illiquid securities are securities which are not readily marketable.

         7. Make any investment in real estate, commodities or commodities contracts, except that the Fund may purchase or sell securities which are secured by real estate.

         8. Make any investment which would cause more than 25% of the market or other fair value of its total assets to be invested in the securities of issuers all of which conduct their principal business activities in the same industry. This restriction does not apply to obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

         9.  Make loans of money or securities, except that the Fund may invest
             (a) by investment in repurchase agreements in accordance with applicable requirements set forth in the Fund's Prospectus or (b) by lending its portfolio securities in amounts not to exceed 50% of the Fund's total assets, provided that such loans are secured by cash collateral that is at least equal to the market value. The Fund will not invest in repurchase agreements maturing in more than seven days (unless subject to a demand feature) if any such investment, together with any illiquid securities held by the Fund, exceeds 10% of the market or other fair value of its total net assets.

        10. Make short sales of securities, unless at the time of the sale the Fund owns an equal amount of such securities.

        11. Purchase securities on margin, except that the Fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities.

        12. Invest in warrants or rights except where acquired in units or attached to other securities.

        13. Invest in securities of any company if any officer or trustee of the Fund or of the Adviser owns more than one-half of one percent of the outstanding securities of such company, and such officers and trustees own in the aggregate more than five percent of the outstanding securities of such issuer.

        14. Invest in interests in oil, gas, or other mineral exploration or development programs, or invest in oil, gas or mineral leases.

     (c) INAPPLICABLE

     (d) The Fund generally experiences a high rate of portfolio turnover, which may vary from year to year. The rate of portfolio turnover is not a limiting factor when the Adviser deems it desirable to purchase or sell securities. A 100% turnover rate would occur, for example, if all the securities held by the Fund were replaced in a period of one year. Higher portfolio turnover involves correspondingly greater brokerage commissions and other transaction costs, which are borne directly by the Fund. The Fund anticipates that the turnover rate will not reach 100%.

         Over the last two fiscal years, the portfolio turnover rate has dropped significantly. Given the approaching liquidation date of December 16, 1997, there has been less of a need to alter the portfolio structure.


ITEM 14. MANAGEMENT OF THE FUND.

     (a) The Fund's Trustees and Executive Officers and their principal occupations for the past five years are listed below.

                                    TRUSTEES

                                                    PRINCIPAL OCCUPATIONS OR
       NAME, ADDRESS AND AGE                       EMPLOYMENT IN PAST 5 YEARS
       ---------------------                       --------------------------


J. Miles Branagan.................. Co-founder, Chairman, Chief Executive Officer and
Strafford Hall                      President of MDT Corporation, a company which develops,
Suite 200                           manufactures, markets and services medical and scientific
1009 Slater Road                    equipment. A Trustee of each of the Van Kampen American
Harrisville, NC 27560               Capital Funds.
  Age: 63

Philip P. Gaughan.................. Prior to February, 1989, Managing Director and Manager of
9615 Torresdale Avenue              Municipal Bond Department, W. H. Newbold's Sons & Co. A
Philadelphia, PA 19114              Trustee of each of the Van Kampen American Capital Funds.
  Age: 67

Linda Hutton Heagy................. Managing Partner, Paul Ray Berndston, an executive
10 South Riverside Plaza            recruiting and management consulting firm. Formerly,
Suite 720                           Executive Vice President of ABN AMRO, N.A., a Dutch bank
Chicago, IL 60606                   holding company. Prior to 1992, Executive Vice President
  Age: 46                           of La Salle National Bank. A Trustee of each of the Van
                                    Kampen American Capital Funds.

Roger Hilsman...................... Professor of Government and International Affairs
251-1 Hamburg Cove                  Emeritus, Columbia University. A Trustee of each of the
Lyme, CT 06371                      Van Kampen American Capital Funds.
  Age: 76

R. Craig Kennedy................... President and Director, German Marshall Fund of the
1341 E. 50th Street                 United States. Formerly, advisor to the Dennis Trading
Chicago, IL 60615                   Group Inc. Prior to 1992, President and Chief Executive
  Age: 43                           Officer, Director and member of the Investment Committee
                                    of the Joyce Foundation, a private foundation. A Trustee
                                    of each of the Van Kampen American Capital Funds.

Donald C. Miller................... Prior to 1992, Director of Royal Group, Inc., a company
415 North Adams                     in insurance related businesses. Formerly Vice Chairman
Hinsdale, IL 60521                  and Director of Continental Illinois National Bank and
  Age: 75                           Trust Company of Chicago and Continental Illinois
                                    Corporation. A Trustee of each of the Van Kampen American
                                    Capital Funds and Chairman of each Van Kampen American
                                    Capital Fund advised by Van Kampen American Capital
                                    Investment Advisory Corp.

Jack E. Nelson..................... President of Nelson Investment Planning Services, Inc., a
423 Country Club Drive              financial planning company and registered investment
Winter Park, FL 32789               adviser. President of Nelson Investment Brokerage
  Age: 59                           Services Inc., a member of the National Association of
                                    Securities Dealers, Inc. and Securities Investors
                                    Protection Corp. A Trustee of each of the Van Kampen
                                    American Capital Funds.

                                                    PRINCIPAL OCCUPATIONS OR
       NAME, ADDRESS AND AGE                       EMPLOYMENT IN PAST 5 YEARS
       ---------------------                       --------------------------
Don G. Powell*..................... President, Chief Executive Officer and a Director of
2800 Post Oak Blvd.                 VK/AC Holding, Inc. and Van Kampen American Capital and
Houston, TX 77056                   Chairman, Chief Executive Officer and a Director of Van
  Age: 56                           Kampen American Capital Distributors, Inc. (the
                                    "Distributor"), and the Adviser. Director and Executive
                                    Vice President of ACCESS Investor Services, Inc.
                                    ("ACCESS"), Van Kampen American Capital Services, Inc.
                                    and Van Kampen American Capital Trust Company. Director,
                                    Trustee or Managing General Partner of each of the Van
                                    Kampen American Capital Funds and other open-end
                                    investment companies and closed-end investment companies
                                    advised by the Adviser and its affiliates.

David Rees......................... Contributing Columnist and, prior to 1995, Senior Editor
1601 Country Club Drive             of Los Angeles Business Journal. A Director of Source
Glendale, CA 91208                  Capital, Inc., an investment company unaffiliated with
  Age: 72                           Van Kampen American Capital. A Director and the Second
                                    Vice President of International Institute of Los Angeles.
                                    A Trustee of each of the Van Kampen American Capital
                                    Funds.

Jerome L. Robinson................. President of Robinson Technical Products Corporation, a
115 River Road                      manufacturer and processor of welding alloys, supplies
Edgewater, NJ 07020                 and equipment. Director of Pacesetter Software, a
  Age: 73                           software programming company specializing in white collar
                                    productivity. Director of Panasia Bank. A Trustee of each
                                    of the Van Kampen American Capital Funds.

Lawrence J. Sheehan*............... Of Counsel to and formerly Partner (from 1969 to 1994) of
1999 Avenue of the Stars            the law firm of O'Melveny & Myers, legal counsel to the
Suite 700                           Fund. Director, FPA Capital Fund, Inc.; FPA New Income
Los Angeles, CA 90067               Fund, Inc.; FPA Perennial Fund, Inc.; Source Capital,
  Age: 63                           Inc.; and TCW Convertible Security Fund, Inc., investment
                                    companies unaffiliated with Van Kampen American Capital.
                                    A Trustee of each of the Van Kampen American Capital
                                    Funds.

Fernando Sisto..................... George M. Bond Chaired Professor and, prior to 1995, Dean
Stevens Institute                   of Graduate School and Chairman, Department of Mechanical
  of Technology                     Engineering, Stevens Institute of Technology. Director of
Castle Point Station                Dynalysis of Princeton, a firm engaged in engineering
Hoboken, NJ 07030                   research. A Trustee of each of the Van Kampen American
  Age: 71                           Capital Funds and Chairman of the Van Kampen American
                                    Capital Funds advised by the Adviser.

Wayne W. Whalen*................... Partner in the law firm of Skadden, Arps, Slate, Meagher
333 West Wacker Drive               & Flom, legal counsel to certain of the Van Kampen
Chicago, IL 60606                   American Capital Funds. A Trustee of each of the Van
  Age: 56                           Kampen American Capital Funds. He also is a Trustee of
                                    the Van Kampen Merritt Series Trust and closed-end
                                    investment companies advised by an affiliate of the
                                    Adviser.

                                                    PRINCIPAL OCCUPATIONS OR
       NAME, ADDRESS AND AGE                       EMPLOYMENT IN PAST 5 YEARS
       ---------------------                       --------------------------
William S. Woodside................ Vice Chairman of the Board of LSG Sky Chefs, Inc., a
712 Fifth Avenue                    caterer of airline food. Formerly, Director of Primerica
40th Floor                          Corporation (currently known as The Traveler's Inc.).
New York, NY 10019                  Formerly, Director of James River Corporation, a producer
  Age: 73                           of paper products. Trustee, and former President of
                                    Whitney Museum of American Art. Formerly, Chairman of
                                    Institute for Educational Leadership, Inc., Board of
                                    Visitors, Graduate School of The City University of New
                                    York, Academy of Political Science. Trustee of Committee
                                    for Economic Development. Director of Public Education
                                    Fund Network, Fund for New York City Public Education.
                                    Trustee of Barnard College. Member of Dean's Council,
                                    Harvard School of Public Health. Member of Mental Health
                                    Task Force, Carter Center. A Trustee of each of the Van
                                    Kampen American Capital Funds.

* Such Trustees are "interested persons" (within the meaning of Section 2(a)(19) of the 1940 Act). Mr. Powell is an interested person of the Adviser and the Fund by reason of his position with the Adviser. Mr. Sheehan and Mr. Whalen are interested persons of the Adviser and the Fund by reason of their firms having acted as legal counsel to the Adviser or an affiliate thereof.

     The Fund's officers other than Messrs. McDonnell and Nyberg are located at 2800 Post Oak Blvd., Houston, TX 77056. Messrs. McDonnell and Nyberg are located at One Parkview Plaza, Oakbrook Terrace, IL 60181.

                                    OFFICERS


                                 POSITIONS AND                    PRINCIPAL OCCUPATIONS
      NAME AND AGE             OFFICES WITH FUND                   DURING PAST 5 YEARS
      ------------             -----------------                  ---------------------
Tanya M. Loden...........  Vice President and          Vice President and Controller of most of
  Age: 36                  Controller                  the investment companies advised by the
                                                       Adviser, formerly Tax Manager/Assistant
                                                       Controller.

Dennis J. McDonnell......  Vice President              President, Chief Operating Officer and a
  Age: 53                                              Director of the Adviser. Director of VK/AC
                                                       Holding, Inc. and Van Kampen American
                                                       Capital.

Curtis W. Morell.........  Vice President and          Vice President and Treasurer of most of the
  Age: 49                  Treasurer                   investment companies advised by the
                                                       Adviser.

Ronald A. Nyberg.........  Vice President              Executive Vice President, General Counsel
  Age: 42                                              and Secretary of Van Kampen American
                                                       Capital; Executive Vice President and a
                                                       Director of the Distributor. Executive Vice
                                                       President and General Counsel of the
                                                       Adviser. Director of ICI Mutual Insurance
                                                       Co., a provider of insurance to members of
                                                       the Investment Company Institute.

Robert C. Peck, Jr.......  Vice President              Executive Vice President and Director of
  Age: 49                                              the Adviser.

                                 POSITIONS AND                    PRINCIPAL OCCUPATIONS
      NAME AND AGE             OFFICES WITH FUND                   DURING PAST 5 YEARS
      ------------             -----------------                  ---------------------
John R. Reynoldson.......  Vice President              Senior Vice President of the Adviser.
  Age: 42

Paul R. Wolkenberg.......  Vice President              Executive Vice President of the Adviser.
  Age: 51                                              President, Chief Operating Officer and
                                                       Director of Van Kampen American Capital
                                                       Services, Inc. Executive Vice President,
                                                       Chief Operating Officer and Director of Van
                                                       Kampen American Capital Trust Company.
                                                       Executive Vice President and Director of
                                                       ACCESS.


     (b) See Item 14(a).


     (c) During the fiscal year ended August 31, 1995, the Trustees who were not affiliated with the Adviser or its parent received as a group $8,417 in Trustees' fees from the Fund in addition to certain out-of-pocket expenses. Such Trustees also received compensation for serving as trustees or directors of other investment companies advised by the Adviser. For legal services rendered during the fiscal year ended August 31, 1995, the Fund paid legal fees of $5,693 to the law firm of O'Melveny & Myers, of which Mr. Sheehan is Of Counsel. The firm also serves as legal counsel to other Van Kampen American Capital Funds.



     Additional information regarding compensation paid by the Fund and the related mutual funds for which the Trustees serve as trustees is set forth below. The compensation shown for the Fund is for the most recent fiscal year and the total compensation shown for the Fund and other related mutual funds is for the calendar year ended December 31, 1994.


                             COMPENSATION TABLE(1)


                                                                                               TOTAL
                                                                          PENSION OR       COMPENSATION
                                                        AGGREGATE         RETIREMENT      FROM REGISTRANT
                                                      COMPENSATION     BENEFITS ACCRUED      AND FUND
                                                          FROM         AS PART OF FUND    COMPLEX PAID TO
                  NAME OF PERSON                       REGISTRANT        EXPENSES(6)      TRUSTEES(5)(7)
                  --------------                     ---------------   ----------------   ---------------
J. Miles Branagan..................................       $1,130          -0-                 $64,000
Dr. Richard E. Caruso(3)...........................        1,150(2)       -0-                  64,000
Dr. Roger Hilsman..................................        1,190          -0-                  66,000
David Rees(3)......................................        1,130          -0-                  64,000
Lawerence J. Sheehan...............................        1,190          -0-                  67,000
Dr. Fernando Sisto(3)..............................        1,450          -0-                  82,000
William S. Woodside(4).............................          860          -0-                  18,000


---------------


 (1) Mr. Powell, a trustee of the Fund, is an affiliated person of the Adviser and is not eligible for compensation or retirement benefits from the Fund. Messrs. Gaughan, Kennedy, Miller, Nelson, Robinson and Whalen were elected as trustees of the Fund at a shareholders meeting held July 21, 1995 and received no compensation or retirement benefits from the Fund during its fiscal year ended August 31, 1995. Ms. Heagy was appointed as a trustee of the Fund at a meeting of the Board of Trustees on September 7, 1995 and received no compensation or retirement benefits from the Fund during its fiscal year ended August 31, 1995.



 (2) Amount reflects deferred compensation of $1,130 for Mr. Caruso.



 (3) Messrs. Caruso, Rees and Sisto have deferred compensation in the past. The cumulative deferred compensation paid by the Fund is as follows: Caruso, $4,274; Rees, $573; Sisto, $410.



 (4) Prior to October 6, 1994, Mr. Woodside's compensation was paid by the Adviser. As a result, with respect to the second and fourth columns, $260 and $36,000, respectively, was paid by the Adviser directly.

 (5) Includes the following amounts for which the various Funds were reimbursed by the Adviser -- Branagan, $2,000; Caruso, $2,000; Hilsman, $1,000; Rees, $2,000; Sheehan, $2,000; Sisto, $2,000; Woodside, $1,000 (Mr. Woodside was paid $36,000 directly by the Adviser as mentioned in footnote 4 above).


 (6) The amounts in this column are the retirement benefits accrued during the Fund's fiscal year ended August 31, 1995.



 (7) As of December 31, 1994, the Fund Complex consisted of 29 mutual funds advised by the Adviser which had the same members on each funds' Board of Trustees. The amounts shown in this column are accumulated from the Aggregate Compensation of each of these 29 mutual funds in the Fund Complex during the calendar year ended December 31, 1994. The Adviser also serves as investment adviser for other investment companies; however, with the exception of Mr. Powell, such investment companies do not have the same trustees as the Fund Complex.


     Beginning July 21, 1995, the Fund pays each trustee who is not affiliated with the Adviser, the Distributor or VKAC an annual retainer of $625 and a meeting fee of $18 per Board meeting plus expenses. No additional fees are paid for committee meetings or to the chairman of the board. In order to alleviate an additional expense that might be caused by the new compensation arrangement, the trustees have approved a reduction in the compensation per trustee and have agreed to an aggregate annual compensation cap with respect to the combined fund complex of $84,000 per trustee until December 31, 1996, based upon the net assets and the number of Van Kampen American Capital funds as of July 21, 1995 (except that Mr. Whalen, who is a trustee of 34 closed-end funds advised by an affiliate of the Adviser, would receive an additional $119,000 for serving as a trustee of such funds). In addition, the Adviser has agreed to reimburse the Fund through December 31, 1996 for any increase in the aggregate trustees' compensation paid by the Fund over their 1994 fiscal year aggregate compensation.

ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.


     As of December 6, 1995, Amivest Corporation, a Delaware corporation, 767 5th Avenue, 50th Floor, New York, New York 10153, serves as investment adviser to a number of pension and trust funds that hold shares of the Fund, including those for which Amalgamated Bank serves as custodian. As a result of such relationship, Amivest may be deemed to control the Fund.


     In addition, Van Kampen American Capital Trust Company, acts as custodian for certain employee benefit plans and individual retirement accounts.


                                                                                PERCENT
                                      NAME AND ADDRESS                            OF
                                     OF BENEFICIAL OWNER                       OWNERSHIP
                                     -------------------                       ---------
                  Amalgamated Bank of New York Cust.                              27.58%
                  TWU-NYC Private Bus Lines Pension Fund
                  Amivest Corp. Discretionary Investment Manager
                  P.O. Box 0370 Cooper Station
                  New York, New York 10276-0370

                  Van Kampen American Capital Trust Company                       13.72%
                  2800 Post Oak Boulevard
                  Houston, Texas 77056

                  Amalgamated Bank of New York Cust.                               8.51%
                  Marble Industry Trust Fund
                  P.O. Box 0370 Cooper Station
                  New York, NY 10276-0370

                                                                                PERCENT
                                      NAME AND ADDRESS                            OF
                                     OF BENEFICIAL OWNER                       OWNERSHIP
                                     -------------------                       ---------
                  Amalgamated Bank of New York Cust.                               6.27%
                  Elevator Div. Retirement Benefit Plan
                  Amivest Corp. Discretionary Investment Manager
                  P.O. Box 0370
                  New York, New York 10276-0370

                  Amalgamated Bank of New York Cust.                               6.19%
                  NY City Hotel Trades Council & Hotel Association
                  Pension Fund
                  Amivest Corp. Discretionary Investment Manager
                  P.O. Box 0370
                  New York, New York 10276-0370



     (c) As of December 6, 1995, the Trustees and Officers of the Fund as a group owned less than one percent of the outstanding shares of the Fund.



         No Officer or Trustee of the Fund owns or would be able to acquire five percent or more of the common stock of VK/AC Holding, Inc.


ITEM 16. INVESTMENT ADVISORY AND OTHER SERVICES.

     (a) (i) The Adviser, the Distributor and ACCESS are wholly owned subsidiaries of Van Kampen American Capital, Inc. ("VKAC"), which is a wholly owned subsidiary of VK/AC Holding, Inc. VK/AC Holding, Inc. is controlled, through the ownership of a substantial majority of its common stock, by The Clayton & Dubilier Private Equity Fund IV Limited Partnership
               ("C&D L.P."), a Connecticut limited partnership. C&D L.P. is managed by Clayton, Dubilier & Rice, Inc. a New York based private investment firm. The General Partner of C&D L.P. is Clayton & Dubilier Associates IV Limited Partnership ("C&D Associates L.P."). The general partners of C&D Associates L.P. are Joseph L. Rice, III, B. Charles Ames, William A. Barbe, Alberto Cribiore, Donald J. Gogel, Leon J. Hendrix, Jr.,
               Hubbard C. Howe and Andrall E. Pearson, each of whom is a principal of Clayton, Dubilier & Rice, Inc. In addition, certain officers, directors and employees of VKAC own, in the aggregate, not more than seven percent of the common stock of VK/AC Holding, Inc. and have the right to acquire, upon the exercise of options, approximately an additional 11% of the common stock of VK/AC Holding, Inc.

          (ii) See Item 14(a).


         (iii) The Fund and the Adviser are parties to an investment advisory agreement (the "Advisory Agreement"). Under the Advisory Agreement, the Fund pays to the Adviser as compensation for the services rendered, facilities furnished, and expenses paid by it a fee payable monthly computed on average daily net assets of the Fund at an annual rate of 0.50% on the Fund's average daily net assets. During the fiscal years ended August 31, 1993, 1994 and 1995, the Adviser received $84,882, $89,343 and $78,242 (with expense waiver) in advisory fees from the Fund, respectively.


               The Fund's average net assets are determined by taking the average of all of the determinations of the net assets during a given calendar month. Such fee is payable for each calendar month as soon as practicable after the end of that month. The fee payable to the Adviser is reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the Adviser or any other direct or indirect majority owned subsidiary of VK/AC Holding, Inc. in connection with the purchase and sale of portfolio investments of the Fund, less any direct expenses incurred by such subsidiary of VK/AC Holding, Inc. in connection with obtaining such commissions, fees, brokerage or similar payments. The Adviser agrees to use its best efforts to recapture tender solicitation fees and exchange offer fees for the Fund's benefit and to advise the Trustees of the Fund of any other commissions, fees, brokerage or similar payments which may be possible for the Adviser or any other direct or indirect majority owned subsidiary of VK/AC Holding, Inc. to receive in connection with the Fund's portfolio transactions or other arrangements which may benefit the Fund.

               The Advisory Agreement also provides that, in the event the ordinary business expenses of the Fund for any fiscal year exceed the most restrictive expense limitation applicable in the states where the Fund's shares are qualified for sale, the Adviser's monthly compensation will be reduced by the amount of such excess and that, if the amount of such excess exceeds the Adviser's monthly compensation, the Adviser will pay the Fund an amount sufficient to make up the deficiency, subject to readjustment during the Fund's fiscal year. Ordinary business expenses include the investment advisory fee and other operating costs paid by the Fund except (1) interest and taxes, (2) brokerage commissions,
               (3) certain litigation and indemnification expenses as described in the Advisory Agreement and (4) payments made by the Fund pursuant to the Distribution Plan. The Advisory Agreement also provides that the Adviser shall not be liable to the Fund for any actions or omissions if it acted in good faith without negligence or misconduct.

               The most restrictive applicable limitation will be 2 1/2% of the first $30 million, 2% of the next $70 million, and 1 1/2% of the remaining average net assets.

               The Advisory Agreement has an initial term of two years and thereafter may be continued from year-to-year if specifically approved at least annually (a)(i) by the Fund's Trustees or (ii) by vote of a majority of the Fund's outstanding voting securities and (b) by the affirmative vote of a majority of the Trustees who are not parties to the agreement or interested persons of any such party by votes cast in person at a meeting called for such purpose. The Advisory Agreement provides that it shall terminate automatically if assigned and that it may be terminated without penalty by either party on 60 days' written notice.


     (b) Under the Advisory Agreement, the Fund retains the Adviser to manage the investment of its assets including the placing of orders for the purchase and sale of portfolio securities. The Adviser obtains and evaluates economic, statistical and financial information to formulate and implement the Fund's investment programs. The Adviser also furnishes the services of the Fund's President and such other executive and clerical personnel as are necessary to prepare the various reports and statements and conduct the Fund's day-to-day operations. Under the Advisory Agreement, the Fund bears the cost of its accounting services, which include maintaining its financial books and records and calculating its net asset value. The costs of such accounting services include the salaries and overhead expenses of the Fund's Treasurer and the personnel operating under his direction. For the fiscal years ended August 31, 1993, 1994 and 1995, the Fund paid $54,859, $52,629 and
         $49,880, respectively, for accounting services. A portion of these amounts were paid to the Adviser or its parent in reimbursement of personnel, facilities and equipment costs attributable to the provision of accounting services to the Fund. The services provided by the Adviser are at cost, which is allocated among the investment companies advised or sub-advised by the Adviser. The Fund also pays shareholder service agency fees, custodian fees, legal and auditing fees, the costs of reports to shareholders, and all other ordinary business expenses not specifically assumed by the Adviser. The Advisory Agreement also provides that the Adviser shall not be liable to the Fund for any actions or omissions if it acted without bad faith, negligence or reckless disregard of its obligations.


     (c) INAPPLICABLE

     (d) INAPPLICABLE

     (e) INAPPLICABLE

     (f) The Fund has adopted a distribution plan (the "Plan") under which it may pay up to 0.25% per annum of its average daily net assets to the Distributor for the purpose of financing any activity which is primarily intended to result in the sale of the Fund's shares. Activities which could be financed under the Plan include, but are not limited to, organizing and conducting sales seminars, printing prospectuses and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, supplemental payments to dealers under a dealer incentive program established by the Distributor and the costs of administering such a program.

         The Trustees have authorized payments by the Fund under the Plan to reimburse the Distributor for its payments to certain financial institutions (which may include banks), securities dealers and other industry professionals (collectively, "Service Organizations") for administration, for servicing Fund shareholders who are also their clients and/or for distribution. Such payments are based on an annual percentage of the value of Fund shares held in shareholder accounts for which such Service Organizations are responsible.

         Banks are currently prohibited under the Glass-Steagall Act from providing certain underwriting or distribution services. If banking firms were prohibited from acting in any capacity or providing any of the described services, the Distributor would consider what action, if any, would be appropriate. The Distributor does not believe that termination of a relationship with a bank would result in any material adverse consequences to the Fund. In addition, state securities laws on this issue may differ from the interpretations of federal law expressed herein and banks and financial institutions may be required to register as dealers pursuant to state law.

         As required by Rule 12b-1 under the 1940 Act, the Plan and the forms of servicing agreement were approved by the Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940
         Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Independent Trustees"). In approving the Plan in accordance with the requirements of Rule 12b-1, the Trustees determined that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

         The Plan requires the Distributor to provide the Fund's Trustees at least quarterly with a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made. Unless sooner terminated in accordance with its terms, the Plan will continue in effect so long as such continuance is specifically approved at least annually by the Trustees, including a majority of Independent Trustees.

         The Plan may be terminated by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Fund. Any change in the Plan that would materially increase the distribution expenses borne by the Fund requires shareholder approval; otherwise, it may be amended by a majority of the Trustees, including a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting upon such amendment. So long as the Plan is in effect, the selection or nomination of the Independent Trustees is committed to the discretion of the Independent Trustees.

         For each fiscal year, the Distributor may be reimbursed by the Fund for payments to Service Organizations. To the extent that payments are not reimbursed for any fiscal year, the excess will not be carried over to future years. The Fund will not reimburse the Distributor for any interest or carrying charges or for any general overhead expenses.


         For the fiscal year ended August 31, 1995, the Fund had aggregate expenses under the Plan of $43,407 or 0.25% of the Fund's average net assets.


     (g) INAPPLICABLE

     (h) The Custodian of all the Fund's assets is State Street Bank and Trust Company located at 225 Franklin Street, Boston, Massachusetts 02110.

         Price Waterhouse LLP, 1201 Louisiana, Houston, Texas 77002, are the independent accountants for the Fund.

     (i) During the fiscal year ended August 31, 1995, ACCESS, shareholder service agent for the Fund, received fees aggregating $22,750. These services are provided at cost plus a profit.


ITEM 17. BROKERAGE ALLOCATION AND OTHER PRACTICES.

     (a) The Adviser is responsible for the placement of orders for the purchase and sale of portfolio securities for the Fund. U.S. Government securities and other debt securities in which the Fund invests are traded in the over-the-counter market. Such securities are generally traded on a net basis with dealers acting as principal for their own accounts without a stated commission, although the prices of the securities usually include a profit to the dealers. It is the policy of the Fund to seek to obtain the best net results taking into account such factors as price (including the applicable dealer spread), the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities, the firm's risk in positioning the securities involved and the provision of supplemental investment research by the firm. The information received may be used by the Adviser in managing the assets of other advisory accounts as well as in the management of the assets of the Fund. While the Fund seeks reasonably competitive dealer spreads, the Fund will not necessarily be paying the lowest spread available. The Adviser is authorized to place portfolio transactions with brokerage firms participating in the distribution of shares of the Fund and other Van Kampen American Capital mutual funds if it reasonably believes that the quality of the execution and the commissions are comparable to that available from other qualified brokerage firms.


         No brokerage commissions were paid by the Fund on portfolio transactions for the fiscal years ending August 31, 1993, 1994 and 1995.


     (b) INAPPLICABLE.

     (c) In selecting dealers, the Adviser considers the firm's reliability, the quality of its execution services on a continuing basis and its financial condition. When more than one firm is believed to meet these criteria, preference may be given to firms which also provide research services to the Fund or the Adviser.

         The Adviser seeks to allocate portfolio transactions equitably whenever concurrent decisions are made to purchase or sell securities by the Fund and another advisory account. In some cases, this procedure could have an adverse effect on the price or the amount of securities available to the Fund. In making such allocations among the Fund and other advisory accounts, the main factors considered by the Adviser are the respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held, and opinions of the persons responsible for recommending the investment.

         The Adviser's brokerage practices are monitored on a quarterly basis by the Brokerage Review Committee comprised of Fund Trustees who are not affiliated persons (as defined in the 1940 Act) of the Adviser.

     (d) INAPPLICABLE

     (e) INAPPLICABLE

ITEM 18. CAPITAL STOCK AND OTHER SECURITIES.

     See Item 6.

ITEM 19. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED.

     (a) Shares of the Fund are not currently being offered to the public. See
         Item 7.

     (b) See Item 8.

     (c) INAPPLICABLE

ITEM 20. TAX STATUS.

     See Item 6(g).

ITEM 21. UNDERWRITERS.


     (a) The Distributor acts as the principal underwriter of the Fund's shares pursuant to a written agreement (the "Underwriting Agreement"). Shares of the Fund are not currently being offered to the public. No shares of the Fund were sold during the fiscal year ended August 31, 1993, 1994 and 1995.


     (b) See Item 21(a).

     (c) INAPPLICABLE

ITEM 22. CALCULATION OF PERFORMANCE DATA.


     The average annual total return for the Fund for the period ended August 31, 1995 was 2.18%. The average annual total return for the Fund for the period since its operations commenced was 6.88%. These results are based on historical earnings and asset value fluctuations and are not intended to indicate future performance. Such information should be considered in light of the Fund's investment objective and policies as well as the risks incurred in the Fund's investment practices.



     Certain additional performance information regarding the Fund is contained in the Fund's Annual Report for the fiscal year ended August 31, 1995.


     From time to time, VKAC will announce the results of monthly polls of U.S. investor intentions -- the Van Kampen American Capital Index of Investor Intentions and the Van Kampen American Capital Mutual Fund Index -- which polls measure how Americans plan to use their money.

     From time to time, in reports or other communications, or in advertising or sales materials, the Adviser may announce the results of actual tests performed by DALBAR Financial Securities, Inc., an independent research firm, as they relate to the level of services for mutual fund investors, and may refer to the Missouri Quality Award received by ACCESS, the Fund's transfer agent, in 1993. In addition, the Adviser may also refer to the Houston Awards for Quality received by Van Kampen American Capital in 1994.

     The Fund may, from time to time: (1) illustrate the benefits of tax-deferral by comparing taxable investments to investments made through tax-deferred retirement plans; (2) illustrate in graph or chart form, or otherwise, the benefits of dollar cost averaging by comparing investments made pursuant to a systematic investment plan to investments made in a rising market; and (3) in reports or other communications to shareholders or in advertising material, illustrate the benefits of compounding at various assumed rates of return. Such illustrations may be in the form of charts or graphs and will not be based on historical returns experienced by the Fund.

ITEM 23. FINANCIAL STATEMENTS.


     The attached financial statements in the form in which they appear in the Annual Report to Shareholders including the related report of Independent Accountants on the August 31, 1995 financial statements, are included in the Statement of Additional Information.

                            PORTFOLIO OF INVESTMENTS

                                August 31, 1995

-------------------------------------------------------------------------------

 Par
 Amount
 (000)          Description                    Coupon      Maturity                Market Value
-----------------------------------------------------------------------------------------------
                UNITED STATES GOVERNMENT
                OBLIGATIONS 57.9%
 $9,653         Federal National Mortgage
                Association, Pools
                (Cost $9,453,474)...........    8.00%      05/01/07 to 05/01/10    $ 9,915,011
                                                                                   -----------
                SHORT-TERM INVESTMENTS 42.1%

                UNITED STATES GOVERNMENT
                OBLIGATION 28.5%
  5,000         Federal National Mortgage
                Association.................    5.63                   02/12/96      4,874,400

                REPURCHASE AGREEMENT 13.6%
  2,325         SBC Capital Markets, Inc.,
                dated 08/31/95
                (collateralized by U.S.
                Government obligations in a
                pooled cash account)
                repurchase proceeds
                $2,325,376..................    5.82                   09/01/95      2,325,000
                                                                                   -----------
                  TOTAL SHORT-TERM INVESTMENTS
                  (Cost $ 7,198,958).......                                          7,199,400
                                                                                   -----------
 TOTAL INVESTMENTS (Cost $16,652,432) 100.0%....................................    17,114,411
 OTHER ASSETS AND LIABILITIES, NET 0.0%.........................................        (5,005)
                                                                                   -----------
 NET ASSETS 100%................................................................   $17,109,406
                                                                                   ===========


                                               See Notes to Financial Statements

                      STATEMENT OF ASSETS AND LIABILITIES

                                August 31, 1995

-------------------------------------------------------------------------------

ASSETS
Investments, at market value (Cost $16,652,432)...................  $17,114,411
Cash..............................................................        2,206
Interest receivable...............................................       62,275
Other assets......................................................          864
                                                                    -----------
 Total Assets.....................................................   17,179,756
                                                                    -----------
LIABILITIES
Due to Distributor................................................        7,797
Due to Adviser....................................................        6,397
Deferred Trustees' compensation...................................        5,142
Due to shareholder service agent..................................        1,892
Due to Trustees...................................................        1,487
Accrued expenses..................................................       47,635
                                                                    -----------
 Total Liabilities................................................       70,350
                                                                    -----------
Net Assets, equivalent to $14.01 per share........................  $17,109,406
                                                                    ===========
NET ASSETS WERE COMPRISED OF:
Shares of beneficial interest, par value $.001 per share;
 unlimited number of shares authorized; 1,221,264 shares
 outstanding......................................................  $     1,221
Capital surplus...................................................   17,769,387
Accumulated net realized loss on investments......................   (1,809,169)
Net unrealized appreciation of investments........................      461,979
Undistributed net investment income...............................      685,988
                                                                    -----------
NET ASSETS........................................................  $17,109,406
                                                                    ===========


                                               See Notes to Financial Statements

                            STATEMENT OF OPERATIONS

                           Year Ended August 31, 1995

-------------------------------------------------------------------------------

INVESTMENT INCOME
Interest...........................................................  $1,075,863
                                                                     ----------
EXPENSES
Management fees....................................................      86,935
Shareholder service agent's fees and expenses......................      27,944
Accounting services................................................      49,880
Service fees.......................................................      43,407
Trustees' fees and expenses........................................       9,735
Audit fees.........................................................      25,900
Custodian fees.....................................................       2,942
Legal fees.........................................................       5,693
Reports to shareholders............................................      14,187
Registration and filing fees.......................................       7,325
Organization expenses..............................................       5,307
Miscellaneous......................................................         516
Management fee waiver (see Note 3).................................      (8,693)
                                                                     ----------
 Total expenses....................................................     271,078
                                                                     ----------
NET INVESTMENT INCOME..............................................     804,785
                                                                     ==========
REALIZED AND UNREALIZED GAIN (LOSS) ON SECURITIES
Net realized loss on securities
 Investments.......................................................    (183,371)
 Forward commitments...............................................     (73,125)
Net unrealized appreciation (depreciation) of securities during the period
 Investments.......................................................     608,196
 Forward commitments...............................................    (232,470)
                                                                     ----------
NET REALIZED AND UNREALIZED GAIN ON SECURITIES.....................     119,230
                                                                     ==========
INCREASE IN NET ASSETS RESULTING FROM OPERATIONS...................  $  924,015
                                                                     ==========

                                               See Notes to Financial Statements

                       STATEMENT OF CHANGES IN NET ASSETS


-------------------------------------------------------------------------------

                                                       Year Ended August 31
                                                      ------------------------
                                                          1995         1994
-------------------------------------------------------------------------------
NET ASSETS, beginning of period.....................  $17,990,012  $23,011,938
                                                      -----------  -----------
OPERATIONS
 Net investment income..............................      804,785      973,845
 Net realized loss on securities....................     (256,496)  (1,545,944)
 Net unrealized appreciation of securities during
 the period.........................................      375,726      351,385
                                                      -----------  -----------
   Increase (decrease) in net assets resulting from
   operations.......................................      924,015     (220,714)
                                                      -----------  -----------
DISTRIBUTIONS TO SHAREHOLDERS FROM
 Net investment income..............................     (695,962)    (950,401)
 Excess of book-basis net realized gain on
 securities (see Note 2F)...........................           --     (313,029)
                                                      -----------  -----------
   Total distributions to shareholders..............     (695,962)  (1,263,430)
                                                      -----------  -----------
CAPITAL TRANSACTIONS
 Proceeds from shares issued for distributions
 reinvested.........................................      686,289    1,254,342
 Cost of shares redeemed............................   (1,794,948)  (4,792,124)
                                                      -----------  -----------
   Decrease in net assets from capital transactions.   (1,108,659)  (3,537,782)
                                                      -----------  -----------
   Decrease in Net Assets...........................     (880,606)  (5,021,926)
                                                      -----------  -----------
NET ASSETS, end of period (including undistributed
net investment income of $685,988 and $573,216).....  $17,109,406  $17,990,012
                                                      ===========  ===========
CHANGE IN SHARES OUTSTANDING
 Shares issued for distributions reinvested.........       54,554       99,156
 Reverse share splits (see Note 4)..................      (55,292)     (99,809)
 Shares redeemed....................................     (133,106)    (356,749)
                                                      -----------  -----------
   Decrease in shares outstanding...................     (133,844)    (357,402)
                                                      ===========  ===========


                                              See Notes to Financial Statements

                              FINANCIAL HIGHLIGHTS

Selected data for a share of beneficial interest outstanding throughout each of the periods indicated.

--------------------------------------------------------------------------------

                                                                   September 11,
                                      Year Ended August 31            1990(2) to
                              ------------------------------------    August 31,
                                1995    1994   1993(1)   1992(1)         1991(1)
--------------------------------------------------------------------------------
PER SHARE OPERATING
PERFORMANCE(3)
Net asset value, beginning
of period...................  $13.83  $14.93    $16.96    $16.17      $14.68
                              ------  ------    ------    ------      ------
INCOME FROM INVESTMENT
OPERATIONS
 Investment income..........     .88    1.01      1.09      1.05        1.15
 Expenses...................    (.22)   (.25)     (.24)     (.28)       (.30)
                              ------  ------    ------    ------      ------
Net investment income.......     .66     .76       .85       .77         .85
Net realized and unrealized
 gains or losses on
 securities.................    .045    (.98)      .15      1.71         .79
                              ------  ------    ------    ------      ------
Total from investment
operations..................    .705    (.22)     1.00      2.48        1.64
                              ------  ------    ------    ------      ------
LESS DISTRIBUTIONS FROM
 Net investment income......   (.525)   (.66)    (1.01)     (.91)       (.15)
 Net realized gains on
  securities................     --      --      (2.02)     (.78)        --
 Excess of book-basis net
  realized capital gains....     --     (.22)      --        --          --
                              ------  ------    ------    ------      ------
Total distributions.........   (.525)   (.88)    (3.03)    (1.69)       (.15)
                              ------  ------    ------    ------      ------
Net asset value, end of
period......................  $14.01  $13.83    $14.93    $16.96      $16.17
                              ======  ======    ======    ======      ======
TOTAL RETURN(4)...........      5.40%  (1.64%)    6.87%    16.48%      11.34%

RATIOS/SUPPLEMENTAL DATA
Net assets, end of period
(millions)..................   $17.1   $18.0     $23.0     $15.0       $15.0
Average net assets
(millions)..................   $17.4   $19.9     $17.6     $14.6       $12.6
Ratios to average net assets
(annualized)(5)
 Expenses...................    1.56%   1.58%     1.62%     1.72%       1.95%
 Expenses, without waiver...    1.61%   1.63%     1.63%      --          --
 Net investment income......    4.63%   4.91%     5.62%     4.82%       5.37%
 Net investment income,
 without waiver.............    4.58%   4.86%     5.60%      --          --
Portfolio turnover rate.....      51%     82%      283%      321%        418%

(1) Based on average month-end shares outstanding.
(2) Commencement of operations. Beginning net asset value, without adjustments for reverse share splits, was $9.70.
(3) Computations with regard to per share information have been adjusted to reflect reverse share splits (see Note 4).
(4) Total return for periods of less than one year are not annualized. Total return does not consider the effect of sales charges.
(5) See Note 3.

See Notes to Financial Statements

                         NOTES TO FINANCIAL STATEMENTS


-------------------------------------------------------------------------------

NOTE 1--REORGANIZATION
Van Kampen American Capital Government Target Fund (the "Fund," formerly American Capital Government Series--Portfolio '97) was reorganized, after shareholder approval on July 21, 1995, as a Delaware business trust effective August 25, 1995.
        The Fund plans to liquidate on December 16, 1997 and distribute the proceeds pro rata to shareholders.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES
The Fund is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company. The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements.

A. INVESTMENT VALUATIONS-All debt securities are valued at the last reported bid price. Securities for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Fund.
        Short-term investments with a maturity of 60 days or less when purchased are alued at amortized cost, which approximates market value. Short-term investments with a maturity of more than 60 days when purchased are valued based on market quotations until the remaining days to maturity become less than 61 days. From such time, until maturity, the investments are valued at amortized cost.

B. FORWARD COMMITMENTS-Transactions in forward commitments are utilized in strategies to manage the market risk of the Fund's investments. The purchase of a forward commitment increases the impact on net asset value of changes in the market price of investments. Forward commitments have a risk of loss due to nonperformance of counterparties. There is also a risk that the market movement of such instruments may not be in the direction forecasted.
        The Fund trades certain securities under the terms of forward commitments, whereby the settlement for payment and delivery occurs at a specified future date. Forward commitments are privately negotiated transactions between the Fund and dealers. Upon executing a forward commitment and during the period of obligation, the Fund maintains collateral of cash or securities in a segregated account with its custodian in an amount sufficient to relieve the obligation. If the intent of the Fund is to accept delivery of a security traded under a forward purchase commitment, the commitment is recorded as a long-term purchase. For forward purchase commitments and for forward sale commitments which security settlement is not intended by the Fund, changes in the value of the commitment are recognized by marking the

-------------------------------------------------------------------------------

commitment to market on a daily basis. During the commitment, the Fund may either resell or repurchase the forward commitment and enter into a new forward commitment, the effect of which is to extend the settlement date. In addition, the Fund may occasionally close such forward commitments prior to delivery. Gains and losses are realized upon the ultimate closing or cash settlement of forward commitments.

C. REPURCHASE AGREEMENTS-A repurchase agreement is a short-term investment in which the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specified price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen American Capital Asset Management, Inc. (the "Adviser"), the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are collateralized by the underlying debt security. The Fund makes payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank. The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due the Fund.

D. FEDERAL INCOME TAXES-No provision for federal income taxes is required because the Fund has elected to be taxed as a "regulated investment company" under the Internal Revenue Code and intends to maintain this qualification by annually distributing all of its taxable net investment income and taxable net realized capital gains to its shareholders. It is anticipated that no distributions of capital gains will be made until tax basis capital loss carryforwards expire or are offset by net realized gains.
        At the end of the period, the Fund carried forward approximately $1.5 million in capital losses for federal income tax purposes, which may be utilized to offset future capital gains until the liquidation of the Fund. Additionally, approximately $356,000 in post October losses are being deferred for tax purposes to the 1996 fiscal year.

E. INVESTMENT TRANSACTIONS AND RELATED INVESTMENT INCOME-Investment transactions are accounted for on the trade date. Realized gains and losses on investments are determined on the basis of identified cost. Interest income is accrued daily.

F. DIVIDENDS AND DISTRIBUTIONS-Dividends and distributions to shareholders are recorded on the record date. The Fund distributes tax basis earnings in accordance with the minimum distribution requirements of the Internal Revenue Code which may result in dividends or distributions in excess of financial statement earnings.

------------------------------------------------------------------------------

G. DEBT DISCOUNT AND PREMIUM-The Fund accounts for discounts and premiums on the same basis as is used for federal income tax reporting. Accordingly, original issue discounts on debt securities purchased are amortized over the life of the security. Premiums on debt securities are not amortized. Market discounts are recognized at the time of sale as realized gains for book purposes and ordinary income for tax purposes.

H. ORGANIZATION COSTS-Organization expenses of $33,000 were deferred and are being amortized over a five year period ending October, 1995.

NOTE 3--MANAGEMENT FEES AND OTHER TRANSACTIONS WITH AFFILIATES
The Adviser serves as investment manager of the Fund. Management fees are paid monthly, based on the average daily net assets of the Fund at an annual rate of .50%. The Adviser has voluntarily agreed to waive all management fees in excess of .45% of the Fund's average daily net assets.
        Accounting services include the salaries and overhead expenses of the Fund's Treasurer and the personnel operating under his direction. Charges are allocated among investment companies advised by the Adviser. For the period these charges included $6,452 as the Fund's share of the employee costs attributable to the Fund's accounting officers. A portion of accounting services expense was paid to the Adviser in reimbursement of personnel, facilities and equipment costs attributable to the provision of accounting services to the Fund. The services provided by the Adviser are at cost.
        ACCESS Investor Services, Inc., an affiliate of the Adviser, serves as the Fund's shareholder service agent. These services are provided at cost plus a profit. For the period, such fees aggregated $22,750.
        Under a Distribution Plan, up to .25% per annum of the average net assets of the Fund is paid to Van Kampen American Capital Distributors, Inc. (the "Distributor") for expenses and service fees incurred.
        Legal fees were for services rendered by O'Melveny & Myers, counsel for the Fund. Lawrence J. Sheehan, of counsel to that firm, is a trustee of the Fund.
        Certain officers and trustees of the Fund are officers and trustees of the Adviser, the Distributor, and the shareholder service agent.

------------------------------------------------------------------------------

NOTE 4--REVERSE SHARE SPLITS
The Fund, at the discretion of the Board of Trustees, intends to declare a reverse share split immediately after the payment of each annual dividend and any other distribution. The purpose is to maintain in the account of each shareholder who reinvests dividends and distributions the same number of shares as immediately preceding the dividend or distribution. The effect of this reverse share split is intended to exactly offset the shares issued for reinvestment. Although the dividends and distributions are taxable to shareholders, a reverse share split will not give rise to a gain or loss for federal income tax purposes. On December 16, 1994, the shares of the Fund were split .9599 of a share for each 1 share outstanding.

NOTE 5--INVESTMENT ACTIVITY
During the period, the cost of purchases and proceeds from sales of investments, excluding short-term investments and forward commitments, were $9,772,998 and $13,326,136, respectively.
        The cost of investments owned at the end of the period was the same for federal income tax and financial reporting purposes. Gross unrealized appreciation of investments aggregated $461,979 and there was no gross unrealized depreciation of investments.

NOTE 6--TRUSTEE COMPENSATION
Trustees who are not affiliated with the Adviser are compensated by the Fund at the annual rate of $720 plus a fee of $20 per day for Board and Committee meetings attended. The Chairman receives additional fees at an annual rate of $270. During the period, such fees aggregated $8,417.
        The trustees may participate in a voluntary Deferred Compensation Plan (the "Plan"). The Plan is not funded, and obligations under the Plan will be paid solely out of the Fund's general accounts. The Fund will not reserve or set aside funds for the payment of obligations under the Plan by any form of trust or escrow. Each trustee covered under the Plan elects to be credited with an earnings component on amounts deferred equal to the income earned by the Fund on its short-term investments or equal to the total return of the Fund.

                       REPORT OF INDEPENDENT ACCOUNTANTS


TO THE SHAREHOLDERS AND BOARD OF TRUSTEES OF
VAN KAMPEN AMERICAN CAPITAL GOVERNMENT TARGET FUND

In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Van Kampen American Capital Government Target Fund at August 31, 1995, the results of its operations, the changes in its net assets and the financial highlights for each of the fiscal periods presented, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial presentation. We believe that our audits, which included confirmation of securities at August 31, 1995 by correspondence with the custodian, provide a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP

Houston, Texas
October 10, 1995

                                     PART C

                               OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements


                                                                             INCLUDED
                                                                             IN PART B
                                                                             ---------
        Portfolio of Investments...........................................
          August 31, 1995..................................................    *

        Statement of Assets and Liabilities
          August 31, 1995..................................................    *

        Statement of Operations
          Year ended August 31, 1995.......................................    *

        Statement of Changes in Net Assets
          Year ended August 31, 1995.......................................    *
          Year ended August 31, 1994.......................................    *

        Financial Highlights...............................................    *

        Notes to Financial Statements......................................    *

        Report of Independent Accountants..................................    *


     The Statement of Sources of Net Assets and Schedules II and III are omitted because the required information is included in the financial statements filed herewith, or because the conditions requiring their filing do not exist.

     (b) Exhibits


         1.1         -- First Amended and Restated Agreement and Declaration of Trust.

         1.2         -- Certificate of Amendment.

         2           -- Amended and Restated Bylaws.

         3           -- INAPPLICABLE

         4           -- Specimen Share Certificate.

         5           -- Investment Advisory Agreement.

         6           -- Underwriting Agreement.

         7           -- INAPPLICABLE

         8.1         -- Custodian Contract dated December 2, 1993 incorporated herein by reference (Exhibit 8 to Form N-1A of Van Kampen American Capital
                        Global Managed Assets Fund, Registration No. 33-74024, Pre-Effective
                        Amendment No. 2, filed on May 6, 1994).

         8.2         -- Transfer Agency and Servicing Agreement.

         9           -- Data Access Services Agreement dated December 2, 1993 incorporated herein by reference (Exhibit 9.2 to Form N-1A of Van Kampen American
                        Capital Utilities Income Fund, Registration No. 33-68452,
                        Post-Effective Amendment No. 1, filed on May 19, 1994).

        10           -- INAPPLICABLE

        11           -- Consent of Independent Accountants.

        12           -- INAPPLICABLE

        13           -- Investment Letter incorporated herein by reference (Exhibit 13 to
                        Form N-1A of Registrant, Registration No. 33-35610, Post-Effective
                        Amendment No. 2, filed on December 21, 1990).
        14.1         -- Individual Retirement Account Brochure with Application incorporated herein by reference (Exhibit 14.2 to Form N-1A of Van Kampen American
                        Capital Reserve Fund, Registration No. 2-50870, Post-Effective
                        Amendment No. 31, filed on September 24, 1993).
        14.2         -- 403(b)(7) Custodial Account incorporated herein by reference (Exhibit
                        14.2 to Form N-1A of Van Kampen American Capital Reserve Fund,
                        Registration No. 2-50870, Post-Effective Amendment No. 30, filed on
                        September 24, 1992).
        14.3         -- ORP 403(b)(7) Custodial Account incorporated herein by reference
                        (Exhibit 14.3 to Form N-1A of Van Kampen American Capital Reserve
                        Fund, Registration No. 2-50870, Post-Effective Amendment No. 30,
                        filed on September 24, 1992).
        14.4         -- Retirement Plans for the Small Business-Forms Package and Plan
                        Documents incorporated herein by reference (Exhibit 14.9 to Form N-1A of Van Kampen American Capital Emerging Growth Fund, Post-Effective
                        Amendment No. 44, Registration No. 2-33214, filed on December 21,
                        1990).
        14.5         -- Prototype Profit Sharing/Money Purchase Plan and Trust incorporated herein by reference (Exhibit 14.5 to Form N-1A of Van Kampen American
                        Capital Growth and Income Fund, Registration No. 2-21657,
                        Post-Effective Amendment No. 61, filed on March 26, 1991).
        14.6         -- Prototype 401(k) Plan and Trust incorporated herein by reference
                        (Exhibit 14.6 to Form N-1A of Van Kampen American Capital Growth and
                        Income Fund, Registration No. 2-21657, Post-Effective Amendment No.
                        61, filed on March 26, 1991).
        14.7         -- Salary Reduction Simplified Employee Pension Plan incorporated herein by reference (Exhibit 14.7 to Form N-1A of Van Kampen American
                        Capital World Portfolio Series Trust, Registration No. 33-37879,
                        Post-Effective Amendment No. 9, filed on September 24, 1993).
        15.1         -- Plan of Distribution.
        15.2         -- Form of Servicing Agreement incorporated herein by reference (Exhibit
                        15.2 to Form N-1A of Registrant, Registration No. 811-6127, Amendment
                        No. 9, filed on August 25, 1995).
        15.3         -- Form of Servicing Agreement for banks and bank affiliated broker/dealers incorporated herein by reference (Exhibit 15.3 to Form
                        N-1A of Registrant, Registration No. 811-6127, Amendment No. 9, filed on August 25, 1995).
        16           -- Computation for Performance Information.
        17.1         -- List of Certain Investment Companies in Response to Item 29(a).
        17.2         -- List of Officers and Directors of Van Kampen American Capital
                        Distributors, Inc. in Response to Item 29(b).
        19.1         -- Powers-of-Attorney for J. Miles Branagan, Roger Hilsman, Don G.
                        Powell, David Rees, Lawrence J. Sheehan, Fernando Sisto and William
                        S. Woodside incorporated herein by reference (Exhibit 19.1 to Form
                        N-1A of Registrant, Registration No. 811-6127, Amendment No. 9, filed on August 25, 1995).
        19.2         -- Powers-of-Attorney for Philip P. Gaughan, R. Craig Kennedy, Donald C.
                        Miller, Jack E. Nelson, Jerome L. Robinson and Wayne W. Whalen
                        incorporated herein by reference (Exhibit 19.2 to Form N-1A of
                        Registrant, Registration No. 811-6127, Amendment No. 9, filed on
                        August 25, 1995).
        27           -- Financial Data Schedule.

ITEM 25. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

     None.

ITEM 26. NUMBER OF HOLDERS OF SECURITIES.


                             AS OF DECEMBER 6, 1995



                                     (1)                                 (2)
                                                                   NUMBER OF RECORD
                               TITLE OF CLASS                          HOLDERS
            -----------------------------------------------------  ----------------
            Shares of Beneficial Interest, $0.01 par value                652


ITEM 27. INDEMNIFICATION.

     Reference is made to Article 8, Section 8.4 of the Registrant's Agreement and Declaration of Trust.

     Article 8; Section 8.4 of the Agreement and Declaration of Trust provides that each officer and trustee of the Registrant shall be indemnified by the Registrant against all liabilities incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which the officer or trustee may be or may have been involved by reason of being or having been an officer or trustee, except that such indemnity shall not protect any such person against a liability to the Registrant or any shareholder thereof to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Absent a court determination that an officer or trustee seeking indemnification was not liable on the merits or guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, the decision by the Registrant to indemnify such person must be based upon the reasonable determination of independent counsel or non-party independent trustees, after review of the facts, that such officer or trustee is not guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

     The Registrant has purchased insurance on behalf of its officers and trustees protecting such persons from liability arising from their activities as officers or trustees of the Registrant. The insurance does not protect or purport to protect such persons from liability to the Registrant or to its shareholders to which such officer or trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office.

     Conditional advancing of indemnification monies may be made if the trustee or officer undertakes to repay the advance unless it is ultimately determined that he or she is entitled to the indemnification and only if the following conditions are met: (1) the trustee or officer provides a security for the undertaking; (2) the Registrant is insured against losses arising from lawful advances; or (3) a majority of a quorum of the Registrant's disinterested, non-party trustees, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that a recipient of the advance ultimately will be found entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 28. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

     See "Investment Advisory Services" in Part A and "Trustees and Executive Officers" in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser's current Form ADV (File No. 801-1669) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

ITEM 29. PRINCIPAL UNDERWRITERS.

     (a) The sole principal underwriter is Van Kampen American Capital Distributors, Inc., which acts as principal underwriter for certain investment companies and unit investment trusts set forth in Exhibit 17.1 incorporated by reference herein.

     (b) Van Kampen American Capital Distributors, Inc. is an affiliated person of an affiliated person of Registrant and is the only principal underwriter for Registrant. The name, principal business address and positions and offices with Van Kampen American Capital Distributors, Inc. of each of the directors and officers thereof are set forth in Exhibit 17.2. Except as disclosed under the heading, "Trustees and Executive Officers" in Part B of this Registration Statement, none of such persons has any position or office with Registrant.

     (c) Not applicable.

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS.

     Unless otherwise stated below, the books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are in the physical possession of:

         Fund Treasurer
         Mutual Fund Accounting
         2800 Post Oak Boulevard
         Houston, Texas 77056

RULE                LOCATION OF REQUIRED RECORDS
----                ----------------------------
31a-1(b)(2)(iii)    Van Kampen American Capital Asset Management, Inc.
     (b)(4)-(6)     2800 Post Oak Boulevard
     (b)(9)-(11)    Houston, Texas 77056
     (b)(2)(iv)     ACCESS Investor Services, Inc.
                    7501 Tiffany Springs Parkway
                    Kansas City, Missouri 64153

ITEM 31. MANAGEMENT SERVICES.

     There are no management related services contracts not discussed in Part A.

ITEM 32. UNDERTAKINGS.

     Registrant hereby undertakes to furnish to each person to whom a prospectus is delivered a copy of the Registrant's latest annual report to shareholders, upon request and without charge.

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Houston, and State of Texas, on the 21st day of December, 1995.


                                          VAN KAMPEN AMERICAN CAPITAL
                                          GOVERNMENT TARGET FUND


                                          By:      /s/  RONALD A. NYBERG


                                             -----------------------------------

                                             (Ronald A. Nyberg, Vice President)

               VAN KAMPEN AMERICAN CAPITAL GOVERNMENT TARGET FUND
             INDEX TO EXHIBITS TO FORM N-1A REGISTRATION STATEMENT


      EXHIBIT
        NO.                              DESCRIPTION OF EXHIBIT
      -------                            ----------------------
         1.1         -- First Amended and Restated Agreement and Declaration of
                        Trust.

         1.2         -- Certificate of Amendment.

         2           -- Amended and Restated Bylaws.

         4           -- Specimen Share Certificate.

         5           -- Investment Advisory Agreement.

         6           -- Underwriting Agreement.

         8.2         -- Transfer Agency and Servicing Agreement.

        11           -- Consent of Independent Accountants.

        15.1         -- Plan of Distribution.

        16           -- Computation for Performance Information.

        17.1         -- List of Certain Investment Companies in Response to Item
                        29(a).

        17.2         -- List of Officers and Directors of Van Kampen American
                        Capital Distributors, Inc. in Response to Item 29(b).

        27           -- Financial Data Schedule.